GLOBE LIFE INC. REPORTS
First Quarter 2021 Results

McKinney, TX, April 21, 2021—Globe Life Inc. (NYSE: GL) reported today that for the quarter ended March 31, 2021, net income was $1.70 per diluted common share, compared with $1.52 per diluted common share for the year-ago quarter. Net operating income for the quarter was $1.53 per diluted common share, compared with $1.73 per diluted common share for the year-ago quarter.

HIGHLIGHTS:

●	Net income as an ROE was 8.6% for the three months ended March 31, 2021. Net operating income as an ROE excluding net unrealized gains on fixed maturities was 11.4% for the same period.

●	Life premiums increased over the year-ago quarter by 11% at the American Income Life Division and the Direct to Consumer Division.

●	Health premiums increased over the year-ago quarter by 8% at the Family Heritage Division.

●	Life net sales increased over the year-ago quarter by 30% at the Liberty National Division, 22% at the Direct to Consumer Division, and 11% at the American Income Life Division.

●	Health underwriting margins increased over the year-ago quarter by 14%.

●	944,307 shares of Globe Life Inc. common stock were repurchased during the quarter.

COVID-19 Update: As anticipated, the Company experienced an increase in net life claims during the first quarter as a result of the pandemic and a corresponding decrease in life underwriting margins. In the first quarter, the Company incurred $38 million of net life claims due to COVID deaths. For the full year, and at the mid-point of our guidance, we estimate COVID life claims of approximately $50 million. Despite challenges created by the pandemic, the Company continues to effectively conduct business operations through its various distribution channels.

Note: As used in the earnings release, "Globe Life," the "Company," "we," "our," and "us" refer to Globe Life Inc., a Delaware corporation incorporated in 1979, its subsidiaries and affiliates.

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
RESULTS OF OPERATIONS
Net operating income, a non-GAAP(1) financial measure, has been used consistently by Globe Life’s management for many years to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain significant and unusual items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business. Net income is the most directly comparable GAAP measure.
The following table represents Globe Life's operating summary for the three months ended March 31, 2021 and 2020:

Operating Summary
	Per Share
	Three Months Ended March 31,			Three Months Ended March 31,
	2021	2020	% Chg.	2021	2020	% Chg.
Insurance underwriting income(2)	$1.38	$1.66	(17)	$145,132	$181,243	(20)
Excess investment income(2)	0.58	0.57	2	60,544	62,737	(3)
Parent company expense	(0.02)	(0.02)		(2,318)	(2,331)
Income tax	(0.37)	(0.43)	(14)	(38,562)	(46,760)	(18)
Stock compensation benefit (expense), net of tax	(0.04)	(0.06)		(4,705)	(6,145)
Net operating income	1.53	1.73	(12)	160,091	188,744	(15)

Reconciling items, net of tax:
Realized gain (loss)—investments	0.21	(0.19)		22,240	(20,617)
Legal proceedings	(0.04)	(0.02)		(3,814)	(2,587)
Net income(3)	$1.70	$1.52		$178,517	$165,540

Weighted average diluted shares outstanding	104,838	109,132
(1)GAAP is defined as accounting principles generally accepted in the United States of America.
(2)Definitions included within this document.
(3)A GAAP-basis consolidated statement of operations is included in the appendix of this report.

Note: Tables in this earnings release may not sum due to rounding.

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
MANAGEMENT VS. GAAP MEASURES

Shareholders' equity, excluding net unrealized gains on fixed maturities, and book value per share, excluding net unrealized gains on fixed maturities, are non-GAAP measures that are utilized by management to view the business without the effect of unrealized gains or losses which are primarily attributable to fluctuation in interest rates associated with the available-for-sale portfolio. Management views the business in this manner because the Company does not intend to sell, nor is it likely that management will be required to sell, the fixed maturities prior to their anticipated recovery. It creates more meaningful trends than can be more easily identified without the fluctuations. Shareholders' equity and book value per share are the most directly comparable GAAP measures.

	Three Months Ended March 31,
	2021	2020
Net income as an ROE(1)	8.6%	9.6%
Net operating income as an ROE (excluding net unrealized gains on fixed maturities)	11.4%	14.1%

	March 31,
	2021	2020
Shareholders' equity	$7,832,337	$6,520,282
Impact of adjustment to exclude net unrealized gains on fixed maturities	(2,162,510)	(1,210,561)
Shareholders' equity, excluding net unrealized gains on fixed maturities	$5,669,827	$5,309,721

Book value per share	$75.10	$60.98
Impact of adjustment to exclude net unrealized gains on fixed maturities	(20.74)	(11.32)
Book value per share, excluding net unrealized gains on fixed maturities	$54.36	$49.66
(1) Calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS—comparing Q1 2021 with Q1 2020:

Life insurance accounted for 65% of the Company’s insurance underwriting margin for the quarter and 71% of total premium revenue.

Health insurance accounted for 34% of the Company's insurance underwriting margin for the quarter and 29% of total premium revenue.

Net sales of life insurance increased 16% for the quarter, while net health sales declined 6%.

The following table summarizes Globe Life's premium revenue by product type for the three months ended March 31, 2021 and 2020:

Insurance Premium Revenue
	Quarter Ended
	March 31, 2021	March 31, 2020	% Chg.
Life insurance	$708,119	$649,630	9
Health insurance	294,173	280,205	5
Annuity	1	—
Total	$1,002,293	$929,835	8

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
INSURANCE UNDERWRITING INCOME
Insurance underwriting margin is management’s measure of profitability of the Company's life, health, and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses. Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, Parent Company expense, stock compensation expense and income taxes. Management believes this information helps provide a better understanding of the business and a more meaningful analysis of underwriting results by distribution channel. Insurance underwriting income, a non-GAAP measure, is a component of net operating income, which is reconciled to net income in the Results of Operations section above.
The following table summarizes Globe Life's insurance underwriting income by segment for the three months ended March 31, 2021 and 2020:

Insurance Underwriting Income
	Quarter Ended
	March 31, 2021	% of Premium	March 31, 2020	% of Premium	% Chg.
Insurance underwriting margins:
Life	$136,646	19	$178,803	28	(24)
Health	72,180	25	63,465	23	14
Annuity	2,187		2,270
	211,013		244,538		(14)
Other income	295		325
Administrative expenses	(66,176)		(63,620)		4
Insurance underwriting income	$145,132		$181,243		(20)
Per share	$1.38		$1.66		(17)

The lower life insurance underwriting margins in the first quarter of 2021 are primarily attributed to approximately $38 million of COVID life claims in the current quarter.

Administrative expenses were $66 million, up 4.0% from the year-ago quarter. The ratio of administrative expenses to premium was 6.6%, compared with 6.8% for the year-ago quarter.

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
LIFE INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Our distribution channels consist of the following exclusive agencies: American Income Life Division (American Income), Liberty National Division (Liberty National) and Family Heritage Division (Family Heritage); an independent agency, United American Division (United American); and our Direct to Consumer Division.

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at https://investors.globelifeinsurance.com at "Financial Reports and Other Financial Information."

Life Underwriting Margin
	Quarter Ended
	March 31,
	2021		2020
	Amount	% of Premium	Amount	% of Premium	% Chg.
American Income	$98,158	29	$99,815	33	(2)
Direct to Consumer	8,616	4	38,475	17	(78)
Liberty National	9,892	13	18,939	26	(48)
Other	19,980	37	21,574	40	(7)
Total	$136,646	19	$178,803	28	(24)

Life Premium
	Quarter Ended
	March 31,
	2021	2020	% Chg.
American Income	$334,895	$302,852	11
Direct to Consumer	244,028	220,043	11
Liberty National	75,737	72,868	4
Other	53,459	53,867	(1)
Total	$708,119	$649,630	9

Life Net Sales(1)
	Quarter Ended
	March 31,
	2021	2020	% Chg.
American Income	$69,623	$62,869	11
Direct to Consumer	39,691	32,547	22
Liberty National	16,225	12,488	30
Other	2,688	2,709	(1)
Total	$128,227	$110,613	16
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
HEALTH INSURANCE RESULTS BY DISTRIBUTION CHANNEL

Health Underwriting Margin
	Quarter Ended
	March 31,
	2021		2020
	Amount	% of Premium	Amount	% of Premium	% Chg.
United American	$18,517	16	$15,523	14	19
Family Heritage	22,025	26	19,585	25	12
Liberty National	14,165	30	11,899	25	19
American Income	14,507	53	13,527	53	7
Direct to Consumer	2,966	15	2,931	15	1
Total	$72,180	25	$63,465	23	14

Health Premium
	Quarter Ended
	March 31,
	2021	2020	% Chg.
United American	$117,087	$110,059	6
Family Heritage	83,335	76,983	8
Liberty National	47,040	47,640	(1)
American Income	27,351	25,727	6
Direct to Consumer	19,360	19,796	(2)
Total	$294,173	$280,205	5

Health Net Sales(1)
	Quarter Ended
	March 31,
	2021	2020	% Chg.
United American	$12,945	$14,464	(11)
Family Heritage	15,579	16,281	(4)
Liberty National	5,839	5,943	(2)
American Income	4,611	4,752	(3)
Direct to Consumer	642	590	9
Total	$39,616	$42,030	(6)
(1)Net sales, a statistical performance measure, is calculated as annualized premium issued, net of cancellations in the first thirty days after issue, except in the case of Direct to Consumer, where net sales is annualized premium issued at the time the first full premium is paid after any introductory offer period has expired. Management considers net sales to be a better indicator of the rate of premium growth than annualized premium issued.

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
PRODUCING EXCLUSIVE AGENT COUNT RESULTS BY DISTRIBUTION CHANNEL

	Quarterly Average Producing Agent Count(1)				End of Quarter Agent Count
	Quarter Ended			Quarter Ended
	March 31,			December 31,	March 31,			December 31,
	2021	2020	% Chg.	2020	2021	2020	% Chg.	2020
American Income	9,918	7,630	30	9,642	10,329	8,044	28	9,664
Liberty National	2,734	2,648	3	2,705	2,727	2,688	1	2,770
Family Heritage	1,285	1,227	5	1,452	1,235	1,290	(4)	1,463

(1) The quarterly average producing agent count is based on the actual count at the end of each week during the period.

INVESTMENTS

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is defined as net investment income less both the required interest attributable to net policy liabilities and the interest on debt. We also view excess investment income per diluted common share as an important and useful measure to evaluate performance of the investment segment, since it takes into consideration our stock repurchase program.

The following table summarizes Globe Life's investment income, excess investment income, and excess investment income per diluted common share.

Excess Investment Income
	Quarter Ended
	March 31,
	2021	2020	% Chg.
Net investment income	$235,820	$228,991	3
Required interest:
Interest on net policy liabilities(1)	(154,098)	(145,446)	6
Interest on debt	(21,178)	(20,808)	2
Total required interest	(175,276)	(166,254)	5
Excess investment income	$60,544	$62,737	(3)
Per share	$0.58	$0.57	2
(1)Interest on net policy liabilities is a component of total policyholder benefits, a GAAP measure.

Net investment income increased 3.0%, while average invested assets increased 6.7%. Required interest on net policy liabilities increased 5.9%, while average net policy liabilities increased 4.8%. The weighted average discount rate for the net policy liabilities was 5.7% and was in line with the year-ago quarter.

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
The composition of the investment portfolio at book value at March 31, 2021 is as follows:

Investment Portfolio
	As of
	March 31, 2021
	Amount	% of Total
Fixed maturities at fair value(1)	$20,154,910	94%
Policy loans	584,297	3
Other long-term investments(2)	619,741	3
Short-term investments	93,348	—
Total	$21,452,296	100%
(1) As of March 31, 2021, fixed maturities at amortized cost were $17.4 billion, net of $0 of allowance for credit losses.
(2) Includes $460 million of investments accounted for under the fair value option which have a cost of $439 million as of March 31, 2021.

Fixed maturities at amortized cost, net of allowance for credit losses by asset class as of March 31, 2021 are as follows:

Fixed Maturity Portfolio by Sector
	As of
	March 31, 2021
	Investment Grade	Below Investment Grade	Total Amortized Cost, net
Corporate bonds	$14,150,267	$751,027	$14,901,294
Municipals	1,901,330	—	1,901,330
Government, agencies and GSEs	437,907	—	437,907
Collateralized debt obligations	—	36,810	36,810
Other asset-backed securities	120,743	13,875	134,618
Total	$16,610,247	$801,712	$17,411,959

Below are fixed maturities available for sale by amortized cost, allowance for credit losses, and fair value at March 31, 2021 and the corresponding amounts of net unrealized gains recognized in accumulated other comprehensive income (loss).

As of	Amortized Cost	Allowance for Credit Losses	Net Unrealized Gains	Fair Value
March 31, 2021	$17,411,959	$—	$2,742,951	$20,154,910

At amortized cost, net of allowance for credit losses, 95% of fixed maturities (96% at fair value) were rated “investment grade.” The fixed maturity portfolio earned an annual taxable equivalent effective yield of 5.24% during the first quarter of 2021, compared with 5.39% in the year-ago quarter.

Globe Life is not a party to any credit default swaps and does not participate in securities lending.

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
Comparable information for acquisitions of fixed maturity investments is as follows:

Fixed Maturity Acquisitions
	Quarter Ended
	March 31,
	2021	2020
Amount	$298,849	$211,754
Average annual effective yield	3.4%	3.8%
Average rating	A	A+
Average life (in years) to:
Next call	29.6	14.9
Maturity	33.7	27.0

SHARE REPURCHASE:

During the quarter, the Company repurchased 944,307 shares of Globe Life Inc. common stock at a total cost of $90 million and an average share price of $95.47.

LIQUIDITY/CAPITAL:

Globe Life's operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. These cash flows are not impacted by volatile equity markets. Liquidity at the Parent Company is sufficient to meet additional capital needs, if any, of the insurance companies.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2021:

Globe Life projects that net operating income per share will be in the range of $7.21 to $7.51 for the year ending December 31, 2021.

NON-GAAP MEASURES:

In this news release, Globe Life includes non-GAAP measures to enhance investors' understanding of management's view of the business. The non-GAAP measures are not a substitute for GAAP, but rather a supplement to increase transparency by providing broader perspective. Globe Life's definitions of non-GAAP measures may differ from other companies' definitions. More detailed financial information, including various GAAP and non-GAAP measurements, is located at https://investors.globelifeinsurance.com on the Investors page under “Financial Reports and Other Financial Information."

GL Q1 2021 Earnings Release

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws, including statements related to the expected impact of the COVID-19 outbreak on our business operations, financial results and financial condition. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Whether or not actual results differ materially from forward-looking statements may depend on numerous foreseeable and unforeseeable events or developments, which may be national in scope, related to the insurance industry generally, or applicable to the Company specifically. Such events or developments could include, but are not necessarily limited to:

1) Economic and other conditions, including the COVID-19 pandemic and its impact on the U.S. economy, leading to unexpected changes in lapse rates and/or sales of our policies, as well as levels of mortality, morbidity, and utilization of health care services that differ from Globe Life's assumptions;
2) Regulatory developments, including changes in accounting standards or governmental regulations (particularly those impacting taxes and changes to the Federal Medicare program that would affect Medicare Supplement);
3) Market trends in the senior-aged health care industry that provide alternatives to traditional Medicare (such as Health Maintenance Organizations and other managed care or private plans) and that could affect the sales of traditional Medicare Supplement insurance;
4) Interest rate changes that affect product sales and/or investment portfolio yield;
5) General economic, industry sector or individual debt issuers’ financial conditions (including developments and volatility arising from the COVID-19 pandemic, particularly in certain industries that may comprise part of our investment portfolio) that may affect the current market value of securities we own, or that may impair an issuer’s ability to make principal and/or interest payments due on those securities;
6) Changes in pricing competition;
7) Litigation results;
8) Levels of administrative and operational efficiencies that differ from our assumptions (including any reduction in efficiencies resulting from increased costs arising from operating during the COVID-19 pandemic);
9) The ability to obtain timely and appropriate premium rate increases for health insurance policies from our regulators;
10) The customer response to new products and marketing initiatives;
11) Reported amounts in the consolidated financial statements which are based on management estimates and judgments which may differ from the actual amounts ultimately realized;
12) Compromise by a malicious actor or other event that causes a loss of secure data from, or inaccessibility to, our computer and other information technology systems;
13) The severity, magnitude and impact of the COVID-19 pandemic, including effects of the pandemic and the effects of the U.S. government’s and other businesses’ response to the pandemic, on our operations and personnel, and on commercial activity and demand for our products; and
14) Globe Life’s ability to access the commercial paper and debt markets, particularly if such markets become unpredictable or unstable for a certain period as a result of the COVID-19 pandemic.

Readers are also directed to consider other risks and uncertainties described in other documents on file with the Securities and Exchange Commission. Globe Life specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

GL Q1 2021 Earnings Release

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Globe Life will provide a live audio webcast of its first quarter 2021 earnings release conference call with financial analysts at 11:00 am (Eastern) tomorrow, April 22, 2021. Access to the live webcast and replay will be available at https://investors.globelifeinsurance.com on the Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Globe Life website at “Financial Reports.”

For additional information contact:	Mike Majors, Executive Vice President - Administration and Investor Relations
Globe Life Inc.
3700 South Stonebridge Drive
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972-569-3627 or email: investors@globe.life
Website: https://investors.globelifeinsurance.com

GL Q1 2021 Earnings Release

GLOBE LIFE INC.
Earnings Release—Q1 2021
(Dollar amounts in thousands, except share and per share data)
(Unaudited)
APPENDIX

GLOBE LIFE INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2021	2020
Revenue:
Life premium	$708,119	$649,630
Health premium	294,173	280,205
Other premium	1	—
Total premium	1,002,293	929,835
Net investment income	235,820	228,991
Realized gains (losses)	28,152	(26,097)
Other income	295	325
Total revenue	1,266,560	1,133,054

Benefits and expenses:
Life policyholder benefits	517,631	421,670
Health policyholder benefits	187,829	178,711
Other policyholder benefits	7,259	7,588
Total policyholder benefits	712,719	607,969
Amortization of deferred acquisition costs	152,993	143,837
Commissions, premium taxes, and non-deferred acquisition costs	79,666	78,937
Other operating expense	81,210	78,582
Interest expense	21,178	20,808
Total benefits and expenses	1,047,766	930,133

Income before income taxes	218,794	202,921
Income tax benefit (expense)	(40,277)	(37,381)
Net income	$178,517	$165,540

Total basic net income per common share	$1.73	$1.54

Total diluted net income per common share	$1.70	$1.52

GL Q1 2021 Earnings Release